3D SYSTEMS CORPORATION
AND
WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Trustee and Collateral Agent
FIRST SUPPLEMENTAL INDENTURE
Dated as of October 1, 2025
to
INDENTURE
Dated as of June 23, 2025
5.875% Convertible Senior Secured Notes due 2030

This FIRST SUPPLEMENTAL INDENTURE, dated as of October 1, 2025, is between 3D SYSTEMS CORPORATION., a Delaware corporation, as issuer (the “Company”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, a federal savings bank, as Trustee and as Collateral Agent.
RECITALS
WHEREAS, the Company and 3D Systems, Inc. and 3D Holdings, LLC, as Guarantors, have heretofore executed and delivered to the Trustee and the Collateral Agent the Indenture (the “Original Indenture”), dated as of June 23, 2025, providing for the issuance of 5.875% Convertible Senior Secured Notes due 2030 (the “Notes”);
WHEREAS, pursuant to Section 10.01 of the Original Indenture, without notice to or the consent of any Holder, the Company and the Trustee may from time to time and at any time amend or supplement the Original Indenture to make any change to the Original Indenture that the Company determines in good faith (as certified in an Officer’s Certificate) does not adversely affect the rights of any Holder in any material respect;
WHEREAS, the Company has determined in good faith that none of the changes to the Original Indenture specified herein adversely affect the rights of any Holder in any material respect, and an Officer of the Company has certified the same in an Officer’s Certificate dated the date hereof; and
WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:
ARTICLE 1 AMENDMENTS
Section 1.01. Amendment to “Permitted Investments” definition. Clause (g) in the definition of “Permitted Investments” in the Original Indenture is hereby deleted and amended and restated in its entirety to read as follows:
“(g) (i) Investments by and between the Company and Guarantors; (ii) Investments by and between Subsidiaries of the Company who are not Guarantors; (iii) [reserved]; and (iv) Investments by and between Subsidiaries of the Company (or an Investment in a Subsidiary of the Company by the Company, or vice versa) consisting of intercompany Indebtedness otherwise incurred in compliance with Section 4.12 hereof and otherwise incurred in the ordinary course of business;”
Section 1.02. Amendment to Section 4.13(b)(ii). Section 4.13(b)(ii) of the Original Indenture is hereby deleted and amended and restated in its entirety to read as follows:

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“(ii) any payments permitted by the applicable terms of subordination that are approved in accordance with Section 10.02 of this Indenture;”
Section 1.03. Amendment to Section 4.13(b)(vi). Section 4.13(b)(vi) of the Original Indenture is hereby deleted and amended and restated in its entirety to read as follows:
“(vi) (i) scheduled payments, including payment at maturity, of any Permitted Indebtedness and (ii) open market or other repurchases or retirements of the Existing Convertible Notes (including any exchange into or refinancing involving Permitted Indebtedness); provided that, with respect to this clause (ii), no Existing Convertible Notes held by any Person other than an Initial Holder may be repurchased or retired until the Company repurchases or retires at least eighty percent (80%) of the aggregate principal amount of the Initial Holder Existing Convertible Notes (for purposes of this calculation, excluding any Initial Holder Existing Convertible Notes sold by the Initial Holders after the Issue Date to any Person other than the Company or its Subsidiaries); and”
ARTICLE 2 MISCELLANEOUS
Section 2.01. Interpretation. Capitalized terms used herein without definition shall have the meanings assigned to them in the Original Indenture. The rules of interpretation set forth in the Original Indenture shall be applied hereto as if set forth in full herein.
Section 2.02. Effectiveness of Amendments to Original Indenture. This First Supplemental Indenture shall be effective upon the date hereof as first set forth above. In case of conflict between the terms and conditions contained in the Notes or in the Original Indenture and those contained in the Original Indenture, as modified by this First Supplemental Indenture, the provisions of the Original Indenture, as modified by this First Supplemental Indenture, shall control.
Section 2.03. Ratification of Original Indenture; Supplemental Indentures Part of Original Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Original Indenture for all purposes and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
Section 2.04. The Trustee and Collateral Agent. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.
Section 2.05. Governing Law, Jury Trial Waiver. THIS FIRST SUPPLEMENTAL INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH,

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THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF)

EACH OF THE COMPANY, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE NOTES.
Section 2.06. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 2.07. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 2.08. Successors. All agreements of the Company, the Trustee and the Collateral Agent in this First Supplemental Indenture shall bind its successors.
Section 2.09. Severability. In the event any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.
3D SYSTEMS CORPORATION

By: /s/ Dr. Jeffrey A. Graves
Name: Dr. Jeffrey A. Graves
Title: President and Chief Executive Officer

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee and Collateral Agent
By: /s/ Craig Cramer
Name: Craig Cramer
Title: Relationship Manager